UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): March 17, 2026

CROWN HOLDINGS, INC.

(Exact name of Registrant as specified in its charter)

Pennsylvania	001-41550	75-3099507
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

14025 Riveredge Drive, Suite 300

Tampa, Florida 33637

(215) 698-5100

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Title of each class	Trading Symbols	Name of each exchange on which registered
Common Stock $5.00 Par Value	CCK	New York Stock Exchange
7 1/2% Debentures Due 2096	CCK96	New York Stock Exchange

Item 1.01. Entry into a Material Definitive Agreement.

On March 17, 2026, Crown Holdings, Inc. (the “Company”) entered into a Second Amended and Restated Credit Agreement (the “Restated Credit Agreement”), among CROWN Americas LLC (“Crown Americas”), a wholly-owned indirect subsidiary of the Company, as a U.S. Borrower, Signode Industrial Group US Inc., a wholly-owned indirect subsidiary of the Company, as a U.S. Borrower, Crown European Holdings S.A., a wholly-owned indirect subsidiary of the Company, as European Borrower, CROWN Metal Packaging Canada LP, a wholly-owned indirect subsidiary of the Company, as Canadian Borrower, each of the Subsidiary Borrowers from time to time party thereto (and together with U.S. Borrowers, European Borrower, and Canadian Borrower, the “Borrowers”), the Company, Crown Cork & Seal Company, Inc., and Crown International Holdings, LLC, each as Parent Guarantors, Deutsche Bank AG, Canada Branch, as Canadian Administrative Agent, Deutsche Bank AG, London Branch, as U.K. Administrative Agent, Deutsche Bank AG New York Branch, as Administrative Agent, and various Lenders referred to therein. The Restated Credit Agreement amends and restates in its entirety the Amended and Restated Credit Agreement, originally dated April 7, 2017, among the Borrowers and the other parties referred to therein (the “Prior Credit Agreement”).

The Restated Credit Agreement provides for a (i) $800 million Dollar Revolving Facility, (ii) $800 million Multicurrency Revolving Facility, (iii) $50 million Canadian Revolving Facility, (iv) $1,175 million Term Loan A Facility and (v) a €499.5 million Term Euro Facility (collectively, the “Facilities”). The Facilities have a five-year term with a maturity date of March 17, 2031 and with options for the lenders and the Borrowers to extend, and will bear interest at SOFR plus 1.25% at closing with options to borrow at base rate and other agreed benchmark rates. Interest rates can be (a) reduced up to one-quarter percent per annum if the Total Leverage Ratio (as defined in the Restated Credit Agreement) of the Company and its subsidiaries decreases to agreed levels or (b) increased up to one-quarter percent per annum if the Total Leverage Ratio of the Company and its subsidiaries increases to agreed levels.

Borrowings by Crown Americas under the Facilities are, with certain exceptions and limitations, secured by, with certain limited exceptions, the equity interests owned by the Company and each of its direct and indirect U.S. subsidiaries and certain non-U.S. subsidiaries, and are guaranteed by the Parent Guarantors, the Company and, with certain limited exceptions, each of its direct and indirect U.S. subsidiaries and certain of its non-U.S. subsidiaries. The Restated Credit Agreement contains certain affirmative and negative covenants, a financial covenant requiring the Company to maintain a maximum leverage ratio, representations and warranties, and events of default. In addition, it requires the Borrowers to make mandatory prepayments under certain circumstances. The security interests, covenants, representations, warranties, events of default, and mandatory prepayments referenced in this paragraph are subject to important exceptions and qualifications which are described in the Restated Credit Agreement.

Proceeds from the Facilities were used by the Borrowers to pay transaction costs associated with the Restated Credit Agreement, to refinance indebtedness and other obligations under the Prior Credit Agreement, and for general corporate purposes.

Item 9.01. Financial Statements and Exhibits

(c) Exhibits.

The following is filed as an exhibit to this report.

4.1	Second Amended and Restated Credit Agreement, dated March 17, 2026, by and among the Company, CROWN Americas LLC, Signode Industrial Group US Inc., Crown European Holdings S.A., the Subsidiary Borrowers party thereto, Crown Metal Packaging Canada LP, Crown Cork & Seal Company, Inc., Crown International Holdings, LLC, the other Credit Parties party thereto, the Lenders party thereto, Deutsche Bank AG, Canada Branch, Deutsche Bank AG, London Branch, and Deutsche Bank AG New York Branch.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: March 23, 2026

CROWN HOLDINGS, INC.

By:	/s/ Kevin C. Clothier
Name:	Kevin C. Clothier
Title:	Senior Vice President and Chief Financial Officer